EXHIBIT 99.1

Contacts:
Analysts:	Robert Lentz
614-876-2000
Media:	Deb Strohmaier
740-549-6074

Greif, Inc. Reports Fourth Quarter and Fiscal 2005 Results

•	Record net sales of $2.4 billion in fiscal 2005 – a 10 percent increase over $2.2 billion in net sales in fiscal 2004.

•	Record net income of $96 million before $36 million of timberland gains, $26 million of restructuring charges and a $2 million debt extinguishment charge (special items), on a net of tax basis, in fiscal 2005. GAAP net income of $105 million was also a record.

•	Fiscal 2005 diluted earnings per Class A share increased 14 percent to $3.27 before special items as compared to fiscal 2004. GAAP diluted earnings per Class A share were $3.56 in fiscal 2005.

DELAWARE, Ohio (December 7, 2005) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for its fourth quarter and fiscal year ended October 31, 2005.

Michael J. Gasser, Chairman and Chief Executive Officer, commented, “We are pleased with the record net sales and net income for fiscal 2005. The Greif Business System has enabled us to reduce the negative impact of soft market conditions, higher energy, transportation and raw material costs and to identify additional opportunities to improve performance on a sustainable basis. A portion of our strong fiscal 2005 cash flows, combined with the proceeds from the third quarter timberland monetization, were allocated to support our growth strategy in emerging markets, particularly China and Russia, to fund small tuck-in acquisitions in order to further strengthen our core industrial packaging position, and to consolidate certain underperforming facilities.”

Mr. Gasser continued, “We expect to realize additional benefits in fiscal 2006 from optimizing and further embedding the Greif Business System across our company, including solid contributions from strategic sourcing. Our disciplined application of the Greif Business System, coupled with anticipated improvement in market fundamentals, are expected to result in meaningful year-over-year performance improvement in fiscal 2006.”

GAAP to Non-GAAP Reconciliation

A reconciliation of the differences between all non-GAAP financial measures discussed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net Sales

Net sales rose 10 percent (8 percent excluding the impact of foreign currency translation) to a record $2.4 billion in fiscal 2005 from $2.2 billion in fiscal 2004. The net sales improvement was attributable to the Industrial Packaging & Services segment ($183 million increase) and the Paper, Packaging & Services segment ($40 million increase), partially offset by $8 million of lower planned sales in the Timber segment. Increased selling prices, primarily in response to higher year-over-year raw material costs, were partially offset by lower volumes for certain products, which reflected soft market conditions experienced by many of the Company’s customers.

For the fourth quarter of 2005, net sales increased 1 percent to $620 million from $613 million in the fourth quarter of 2004, and included stable to improving sales volumes across the Company’s product portfolio. Foreign currency translation had a negligible effect in the fourth quarter of 2005 compared to the same quarter of 2004.

Gross Profit

Gross profit was $391 million, or 16.1 percent of net sales, in fiscal 2005 versus $373 million, or 16.9 percent of net sales, in fiscal 2004. Improved selling prices and additional labor and other manufacturing efficiencies related to the Greif Business System (see “Transformation to the Greif Business System” below) were more than offset by higher raw material costs, lower absorption of fixed costs and lower planned timber sales. For the fourth quarter of 2005, gross profit was $111 million, or 17.9 percent of net sales, versus $114 million, or 18.6 percent of net sales, for the fourth quarter of 2004.

Selling, General & Administrative (SG&A) Expenses

SG&A expenses were $225 million, or 9.3 percent of net sales, in fiscal 2005 compared to $219 million, or 9.9 percent of net sales, in fiscal 2004. Management continues to focus on the Company’s controllable costs. In fiscal 2005, professional fees related to Sarbanes-Oxley compliance were approximately $3 million over the fiscal 2004 fees. Fourth quarter of 2005 SG&A expenses were $57 million, or 9.2 percent of net sales, versus $55 million, or 9.0 percent of net sales, in the fourth quarter of 2004.

Operating Profit

Operating profit before special items increased 10 percent to $171 million in fiscal 2005 compared with $155 million in fiscal 2004. This increase was primarily attributable to the Industrial Packaging & Services segment ($11 million increase) and the Paper, Packaging & Services segment ($11 million increase), partially offset by a $6 million decline in the Timber segment due to lower planned sales for the year. There were $36 million and $54 million of restructuring charges and $56 million and $8 million of timberland gains during fiscal 2005 and 2004, respectively. GAAP operating profit was $192 million in fiscal 2005 compared with GAAP operating profit of $109 million in fiscal 2004.

For the fourth quarter of 2005, operating profit, before restructuring charges of $13 million and timberland gains of $1 million, was $53 million compared to $60 million, before restructuring charges of $14 million and timberland gains of $1 million, for the same quarter of 2004. This decrease was primarily attributable to the Paper, Packaging & Services segment ($3 million decrease), the Industrial Packaging & Services segment ($2 million decrease) and the Timber segment ($2 million decrease). GAAP operating profit was $42 million and $47 million in the fourth quarter of 2005 and 2004, respectively.

Net Income and Diluted Earnings Per Share

Net income before special items was $96 million in fiscal 2005 compared to $83 million in fiscal 2004. Diluted earnings per share before special items were $3.27 versus $2.88 per Class A share and $5.01 versus $4.39 per Class B share in fiscal 2005 and 2004, respectively.

For the fourth quarter of 2005, net income before special items was $30 million compared to $38 million for the same period of 2004. Diluted earnings per share before special items were $1.02 versus $1.30 per Class A share and $1.57 versus $2.00 per Class B share in the fourth quarter of 2005 and 2004, respectively.

The Company reported GAAP net income of $105 million, or $3.56 per diluted Class A share and $5.45 per diluted Class B share, in fiscal 2005 versus net income of $48 million, or $1.66 per diluted Class A share and $2.53 per diluted Class B share, in fiscal 2004. For the fourth quarter of 2005, the Company reported GAAP net income of $22 million, or $0.75 per diluted Class A share and $1.15 per diluted Class B share, versus $28 million, or $0.95 per diluted Class A share and $1.46 per diluted Class B share, for the same quarter of 2004.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products and polycarbonate water bottles throughout the world. The key factors influencing profitability in fiscal 2005 compared to fiscal 2004 in the Industrial Packaging & Services segment were:

•	Higher selling prices;

•	Lower sales volumes for certain products;

•	Benefits from the Greif Business System;

•	Higher raw material costs, especially steel and resin;

•	Lower restructuring charges; and

•	Impact of foreign currency translation.

In this segment, net sales rose 11 percent to $1.8 billion in fiscal 2005 from $1.6 billion in fiscal 2004. Net sales increased 9 percent excluding the impact of foreign currency translation. Selling prices rose primarily in response to higher raw material costs during the year, especially steel and resin, compared to fiscal 2004. The improvement attributable to the higher selling prices was partially offset by slightly lower sales volumes for certain products.

Operating profit before restructuring charges rose to $123 million in fiscal 2005 from $112 million in fiscal 2004. Restructuring charges were $31 million in fiscal 2005 compared with $45 million a year ago. The Industrial Packaging & Services segment’s gross profit margin declined to 16.3 percent in fiscal 2005 from 17.4 percent in fiscal 2004. This decline was due to higher raw material costs, which were partially offset by improved net sales coupled with labor and other manufacturing efficiencies resulting from the Greif Business System. GAAP operating profit was $91 million in fiscal 2005 compared with $67 million in fiscal 2004.

Net sales increased 3 percent to $460 million in the fourth quarter of 2005 versus $448 million in the fourth quarter of 2004, and included stable to improving sales volumes across the segment’s product portfolio. Operating profit, before restructuring charges of $11 million, was $40 million in the fourth quarter of 2005 compared with operating profit, before restructuring charges of $13 million, of $41 million in the same quarter of 2004. GAAP operating profit was $29 million and $28 million in the fourth quarter of 2005 and 2004, respectively. Steel costs for the fourth quarter of 2005 declined relative to the same period of 2004.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in fiscal 2005 compared to fiscal 2004 in the Paper, Packaging & Services segment were:

•	Higher selling prices;

•	Lower sales volumes for certain products;

•	Higher transportation and energy costs; and

•	Lower restructuring charges.

In this segment, net sales rose 7 percent to $608 million in fiscal 2005 from $568 million last year due to improved selling prices for this segment’s products, partially offset by lower sales volumes.

Operating profit before restructuring charges was $41 million in fiscal 2005 compared to $29 million in fiscal 2004. Restructuring charges were $4 million in fiscal 2005 versus $9 million a year ago. The increase in operating profit was primarily due to improved net sales, partially offset by higher transportation and energy costs. GAAP operating profit was $36 million in fiscal 2005 compared to $21 million in fiscal 2004.

Net sales were $158 million in the fourth quarter of 2005 versus $161 million in the fourth quarter of 2004. Operating profit, before restructuring charges of $2 million, was $13 million in the fourth quarter of 2005 compared with operating profit, before restructuring charges of $1 million, of $16 million in the same quarter of 2004. GAAP operating profit was $11 million and $15 million in the fourth quarter of 2005 and 2004, respectively.

Timber

The Timber segment owns approximately 250,000 acres of timber properties in southeastern United States, which are actively harvested and regenerated, and approximately 37,000 acres in Canada. The key factors influencing profitability in fiscal 2005 compared to fiscal 2004 in the Timber segment were:

•	Lower planned level of timber sales; and

•	Higher gain on sale of timberland.

Timber net sales were $12 million in fiscal 2005 compared to $20 million in fiscal 2004. Operating profit before special items was $8 million in fiscal 2005 compared to $14 million in fiscal 2004. Special items were insignificant restructuring charges and timberland gains of $56 million in fiscal 2005 and $8 million in fiscal 2004. GAAP operating profit was $64 million in fiscal 2005 compared to $21 million in fiscal 2004.

Timber sales were $2 million in the fourth quarter of 2005 versus $5 million in the fourth quarter of 2004. Operating profit before special items was $1 million in the fourth quarter of 2005 compared with operating profit before special items of $3 million for the same period of 2004. GAAP operating profit was $2 million and $4 million in the fourth quarter of 2005 and 2004, respectively.

As previously reported, in May 2005, the Company completed the first phase of the $90 million sale of 56,000 acres of timberland, timber and associated assets. In this first phase, 35,000 acres of the Company’s timberland holdings in Florida, Georgia and Alabama were sold for $51.0 million, resulting in a gain of $42.1 million, in the third quarter of 2005. The second phase of this transaction is expected to occur in two installments during fiscal 2006, and the Company will recognize additional timberland gains in its consolidated statements of income in the periods that these transactions occur.

Transformation to the Greif Business System

The Company’s transformation to the Greif Business System continues to generate productivity improvements and achieve permanent cost reductions. The transformation, which began in fiscal 2003, delivered annualized benefits of approximately $80 million through the end of fiscal 2004. Additional annualized benefits of approximately $45 million were achieved during fiscal 2005. The opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further footprint rationalization. In addition, the Company has launched a strategic sourcing initiative to more effectively leverage its global spend and lay the foundation for a world-class sourcing and supply chain capability. Incremental benefits of $25 million are expected to be realized from this initiative in fiscal 2006.

In fiscal 2005, the Company recorded restructuring charges of $32 million related to the transformation to the Greif Business System, which began prior to October 31, 2004. Management is pleased with the progress of the transformation to the Greif Business System to-date and is continuing to evaluate future rationalization options based on that progress.

In fiscal 2005, the Company also recorded $4 million of restructuring charges related to the impairment of two facilities, currently held for sale, that were closed during previous restructuring programs.

Financing Arrangements

Net debt outstanding decreased $109 million to $322 million at October 31, 2005 compared to $431 million at October 31, 2004. Net debt is long-term debt plus short-term borrowings less cash and cash equivalents. GAAP long-term debt was $430 million at October 31, 2005 compared to $457 million at October 31, 2004.

Interest expense was $41 million and $45 million in fiscal 2005 and 2004, respectively. Lower average debt outstanding was partially offset by higher interest rates during fiscal 2005 compared to fiscal 2004.

During the second quarter of 2005, the Company entered into a new revolving credit facility to improve pricing and financial flexibility. As a result, the Company recorded a $2.8 million debt extinguishment charge.

Acquisitions and Capital Expenditures

During fiscal 2005, the Company completed several small acquisitions of industrial packaging companies in North America. The total purchase price, net of cash acquired, was approximately $56 million. These acquisitions will further strengthen the Company’s core industrial packaging products and market in which the Company does business.

Capital expenditures were $64 million, excluding timberland purchases of $18 million, in fiscal 2005 compared with capital expenditures of $53 million, excluding timberland purchases of $10 million, during fiscal 2004. Capital expenditures were approximately $26 million below the Company’s annual depreciation expense in fiscal 2005.

Company Outlook

The Company entered fiscal 2006 with a solid balance sheet and a disciplined business system. Consequently, earnings guidance for fiscal 2006 before special items is $3.45 to $3.55 per Class A share, a 6 percent to 9 percent increase over its fiscal 2005 record earnings. Fiscal 2006 is expected to begin slowly due to seasonal factors, lingering effects from cost pressures and difficult first quarter year-over-year comparisons. The Company’s second half and full-year 2006 performance are anticipated to reflect solid improvement.

Conference Call

To participate, domestic callers should call (800) 218 0713 and ask for the Greif conference call. The number for international callers is +1 303 262 2139. Phone lines will open at 9:50 a.m. EST.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in the United States. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic or business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2004. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended October 31,		Year ended October 31,
	2005	2004	2005	2004
Net sales	$619,727	$613,419	$2,424,297	$2,209,282
Cost of products sold	509,055	499,173	2,033,510	1,836,432

Gross profit	110,672	114,246	390,787	372,850

Selling, general and administrative expenses	56,716	54,946	224,729	218,821
Restructuring charges	12,633	14,257	35,736	54,118
Gain on sale of assets	494	2,274	61,611	8,795

Operating profit	41,817	47,317	191,933	108,706

Interest expense, net	10,350	11,416	40,890	45,264
Debt extinguishment charge	—	—	2,828	—
Other income (expense), net	432	(880)	4,040	328

Income before income tax expense and equity in earnings of affiliates and minority interests	31,899	35,021	152,255	63,770
Income tax expense	9,745	7,287	47,055	15,624
Equity in earnings of affiliates and minority interests	(113)	83	(544)	(377)

Net income	$22,041	$27,817	$104,656	$47,769

Basic earnings per share:
Class A Common Stock	$0.76	$0.98	$3.64	$1.69
Class B Common Stock	$1.15	$1.46	$5.45	$2.53

Diluted earnings per share:
Class A Common Stock	$0.75	$0.95	$3.56	$1.66
Class B Common Stock	$1.15	$1.46	$5.45	$2.53

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	11,548,750	10,990,233	11,397,565	10,811,696
Class B Common Stock	11,547,222	11,661,189	11,576,903	11,661,540

Diluted earnings per share:
Class A Common Stock	11,895,597	11,324,024	11,750,187	11,076,390
Class B Common Stock	11,547,222	11,661,189	11,576,903	11,661,540

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2005	2004	2005	2004
Net sales
Industrial Packaging & Services	$460,130	$447,623	$1,804,169	$1,620,790
Paper, Packaging & Services	158,028	161,178	607,818	568,136
Timber	1,569	4,618	12,310	20,356

Total	$619,727	$613,419	$2,424,297	$2,209,282

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$39,644	$41,366	$122,818	$111,949
Paper, Packaging & Services	12,719	15,896	40,611	29,473
Timber	988	2,960	7,972	13,888

Operating profit before restructuring charges and timberland gains	53,351	60,222	171,401	155,310

Restructuring charges:
Industrial Packaging & Services	10,995	13,056	31,375	44,975
Paper, Packaging & Services	1,607	1,179	4,271	8,936
Timber	31	22	90	207

Restructuring charges	12,633	14,257	35,736	54,118

Timberland gains:
Timber	1,099	1,352	56,268	7,514

Total	$41,817	$47,317	$191,933	$108,706

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$13,891	$15,346	$61,688	$63,898
Paper, Packaging & Services	7,323	6,900	31,997	33,082
Timber	(20)	514	1,414	2,914

Total	$21,194	$22,760	$95,099	$99,894

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2005	2004	2005	2004
Net sales
North America	$344,387	$351,217	$1,323,204	$1,252,062
Europe	182,118	175,557	740,806	646,839
Other	93,222	86,645	360,287	310,381

Total	$619,727	$613,419	$2,424,297	$2,209,282

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$28,741	$35,098	$86,910	$78,127
Europe	15,273	15,878	51,021	47,742
Other	9,337	9,246	33,470	29,441

Operating profit before restructuring charges and timberland gains	53,351	60,222	171,401	155,310
Restructuring charges	12,633	14,257	35,736	54,118
Timberland gains	1,099	1,352	56,268	7,514

Total	$41,817	$47,317	$191,933	$108,706

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	October 31, 2005	October 31, 2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$125,184	$38,109
Trade accounts receivable	258,636	307,750
Inventories	170,533	191,457
Other current assets	74,372	75,366

	628,725	612,682

LONG-TERM ASSETS
Goodwill	263,703	237,803
Intangible assets	25,015	27,524
Restricted assets held by special purpose entities	50,891	—
Other long-term assets	55,706	54,547

	395,315	319,874

PROPERTIES, PLANTS AND EQUIPMENT	862,056	880,682

	$1,886,096	$1,813,238

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$237,751	$281,265
Short-term borrowings	17,173	11,621
Other current liabilities	131,139	144,332

	386,063	437,218

LONG-TERM LIABILITIES
Long-term debt	430,400	457,415
Liabilities held by special purpose entities	43,250	—
Other long-term liabilities	293,690	287,786

	767,340	745,201

MINORITY INTEREST	1,696	1,725

SHAREHOLDERS’ EQUITY	730,997	629,094

	$1,886,096	$1,813,238

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended October 31, 2005			Quarter ended October 31, 2004
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$41,817			$47,317
Restructuring charges	12,633			14,257
Timberland gains	(1,099)			(1,352)

Non-GAAP – operating profit before restructuring charges and timberland gains	$53,351			$60,222

GAAP – net income	$22,041	$0.75	$1.15	$27,817	$0.95	$1.46
Restructuring charges, net of tax	8,851	0.29	0.45	11,290	0.39	0.60
Timberland gains, net of tax	(662)	(0.02)	(0.03)	(1,071)	(0.04)	(0.06)

Non-GAAP – net income before restructuring charges and timberland gains	$30,230	$1.02	$1.57	$38,036	$1.30	$2.00

	Year ended October 31, 2005			Year ended October 31, 2004
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$191,933			$108,706
Restructuring charges	35,736			54,118
Timberland gains	(56,268)			(7,514)

Non-GAAP – operating profit before restructuring charges and timberland gains	$171,401			$155,310

GAAP – net income	$104,656	$3.56	$5.45	$47,769	$1.66	$2.53
Restructuring charges, net of tax	25,674	0.86	1.34	40,859	1.42	2.16
Debt extinguishment charge, net of tax	2,032	0.07	0.11	—	—	—
Timberland gains, net of tax	(36,240)	(1.22)	(1.89)	(5,673)	(0.20)	(0.30)

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland gains	$96,122	$3.27	$5.01	$82,955	$2.88	$4.39

NOTE:

During the third quarter of 2005, the Company sold 35,000 acres of timberland holdings in Florida, Georgia and Alabama. The tax effect of the gain for this transaction is calculated using a 38.1 percent tax rate. The other adjustments to reconcile the GAAP to non-GAAP amounts are tax effected using the consolidated effective tax rate excluding the impact of this timberland sale.

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2005	2004	2005	2004
Industrial Packaging & Services
GAAP – operating profit	$28,649	$28,310	$91,443	$66,974
Restructuring charges	10,995	13,056	31,375	44,975

Non-GAAP – operating profit before restructuring charges	$39,644	$41,366	$122,818	$111,949

Paper, Packaging & Services
GAAP – operating profit	$11,112	$14,717	$36,340	$20,537
Restructuring charges	1,607	1,179	4,271	8,936

Non-GAAP – operating profit before restructuring charges	$12,719	$15,896	$40,611	$29,473

Timber
GAAP – operating profit	$2,056	$4,290	$64,150	$21,195
Restructuring charges	31	22	90	207
Timberland gains	(1,099)	(1,352)	(56,268)	(7,514)

Non-GAAP – operating profit before restructuring charges and timberland gains	$988	$2,960	$7,972	$13,888

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	October 31, 2005	October 31, 2004
GAAP – long-term debt	$430,400	$457,415
Short-term borrowings	17,173	11,621
Cash and cash equivalents	(125,184)	(38,109)

Net debt	$322,389	$430,927